Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Reports Unaudited Fiscal 2007 Second-Quarter Results
•	Sales of $385 Million, down from $406 Million in the Prior-Year Period

•	Gross Margin of 13.4%, up from 13.1% in the Prior-Year Period

•	Net Income of $5.5 Million, or 18 Cents Per Diluted Share

•	Company Generates $33 Million in Cash from Operations in the Quarter
BOCA RATON, Fla. – November 6, 2006 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer technology solutions, today announced fiscal 2007 unaudited second-quarter and first-half results for the periods ended September 30, 2006.
Consolidated sales for the second quarter were $385.5 million, a decrease of 5% compared with sales of $405.6 million for the second quarter last year. The decrease in sales was largely due to softness in demand for IBM products.
Second-quarter sales of hardware products were $301.8 million, down 6% from $320.9 million in last year’s second quarter. Software sales were $53.2 million, up 1.7% from $52.3 million a year ago. Services sales were $30.5 million, down 5.9% from $32.4 million in last year’s second quarter. The decrease in services sales was the result of lower sales of remarketed services. Sales of Agilysys proprietary services increased year over year.
Gross margin for the quarter increased to 13.4% of sales, compared with 13.1% in last year’s second quarter. The improvement in gross margin as a percent of sales is attributed to higher gross margin percentages in both the company’s direct and distribution businesses, as well as higher relative growth in software sales.
Selling, general and administrative (SG&A) expenses for the second quarter were $42.9 million, or 11.1% of sales, compared with $38.7 million, or 9.5% of sales, in the prior-year quarter. The increase in SG&A expenses was principally driven by higher compensation and benefits costs associated with investments for growth of the business, including approximately $1 million in operating expenses resulting from the company’s entrance into China. Also included in the second-quarter SG&A expense is approximately $900,000 in stock option expense. Neither the China, nor stock option related expenses were recorded in the prior-year period.
Second-quarter net income was $5.5 million, or 18 cents per diluted share, compared with a net income of $6.7 million, or 21 cents per diluted share, in the second quarter last year, which included a $1.5 million, after tax, restructuring charge.
Arthur Rhein, chairman, president and chief executive officer of Agilysys, said, “Our revenue miss for the first half of the year is attributed to disappointing demand for IBM products. However, Agilysys is well positioned with its customers and we expect positive sales growth with all our key suppliers in our third quarter, which historically has accounted for approximately one-third of our annual revenues. Our investments continue to enhance our ability to provide customers solutions that are delivering differentiated value and are providing Agilysys with increasing gross margin as a percent of sales.”
Six-Months Results
For the six months ended September 30, 2006, sales were $773.8 million, a 5.1% decrease compared with sales of $815.6 million reported for the comparable period last year.

First half sales of hardware products were $598.3 million, down 8% from $650.7 million in the first half of last year. Software sales were $117.8 million, up 5.9% from $111.2 million a year ago. Services sales were $57.7 million, up 7.4% from $53.7 million in last year’s first six months.
Gross margin for the first half was 13.9% of sales, compared with 12.7% in the prior year. Selling, general and administrative expenses were $86.6 million, or 11.2% of sales for the first half, compared with $79.9 million, or 9.8%, in the prior year.
The company recorded net income for the six months of $12.2 million, or $0.40 per diluted share, compared with net income of $6.9 million, or $0.23 per diluted share, last year, which included $2.9 million, after tax, in restructuring charges and a non-recurring $2.8 million, after tax, loss on redemption of the company’s Convertible Trust Preferred Securities.
Company Generates $33 Million in Cash from Operations in Second Quarter
Agilysys generated $33 million in cash from operations during the second quarter. The reversal of cash used by operations in the first quarter this fiscal year was driven by strong operating income and improvements in working capital. For the first six months of fiscal 2007 cash generated by operations was $9.4 million.
Retirement of $59.4 Million in Senior Notes
During the quarter, the company’s 9.5% Senior Notes matured and were retired at a total cost of $62.2 million, of which $59.4 million was principal and $2.8 million was accrued interest. The company used available cash to fund the retirement. This marks the first time in more than 30 years that Agilysys is effectively debt-free.
Agilysys said the company is now positioned with significant financial flexibility, which it plans to use to continue enhancing offerings, through acquisition and the development of intellectual assets that further differentiate it in the market.
Business Outlook
Based on its second-quarter and first-half results, Agilysys revised its full-year guidance. The company now anticipates full-year sales to be approximately flat to up 2% over the prior year. Full-year gross margin is expected to be higher than originally anticipated at approximately 13.4% of sales. Selling, general and administrative expenses are anticipated to be approximately 10% of sales for fiscal 2007.
Agilysys added that stock option expense for the fiscal year is expected to be $3.9 million on a pre-tax basis. As a result, fiscal 2007 earnings are expected to be in the range of $1.15 to $1.20 per share.
Agilysys also expects to incur fiscal 2007 capital expenditures between $2 million and $4 million and depreciation and amortization of approximately $10 million.
Conference Call Information
A conference call to discuss the second-quarter results is scheduled for 11 a.m. ET on Monday, November 6, 2006. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company’s Web site: www.agilysys.com. A taped replay of the conference call will be available at 1 p.m. ET on Monday, November 6, 2006, through midnight ET on Monday, November 20, 2006, accessible by dialing (877) 344-7529 or (412) 317-0088 (passcode #396983).
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, sales volume, margin improvements, cost savings, new product introductions and acquisitions and development of intellectual assets.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances or joint ventures.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2006. Interested persons can obtain it free at the Securities and Exchange Commission’s Web site, www.sec.gov.
About Agilysys, Inc.
Agilysys is a leading provider of enterprise computer technology solutions consisting of complex server and storage hardware, software and services. The company serves a broad base of customers in a wide variety of industries as well as the public sector. Agilysys designs and implements tailored solutions to help end users resolve their most complicated information technology (IT) needs, and supports reseller partners in growing their businesses. By combining proprietary software and services with the products and services of leading suppliers, Agilysys serves as a critical link in the IT supply chain. The company also offers industry-specific expertise in markets such as retail and hospitality. Headquartered in Boca Raton, Florida, Agilysys has sales offices throughout North America and in the Asia Pacific region. For more information, visit www.agilysys.com.

Analysts/Investor Contact:	Martin Ellis
Executive Vice President, Treasurer and
Chief Financial Officer Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com

Media Contact:	Julie Young
Director, Corporate Communications
Agilysys, Inc.
440-498-6736
julie.young@agilysys.com
# # #

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30
(In thousands, except share and per share data)	2006	2005	2006	2005
Net sales	$385,476	$405,605	$773,827	$815,559
Cost of goods sold	333,723	352,467	666,327	711,663

Gross margin	51,753	53,138	107,500	103,896
Operating expenses
Selling, general and administrative expenses	42,941	38,651	86,628	79,890
Restructuring charges	(44)	2,464	(78)	4,888

Operating income	8,856	12,023	20,950	19,118
Other (income) expenses
Other expense (income), net	42	77	816	(285)
Interest income	(1,324)	(1,005)	(3,049)	(2,476)
Interest expense	629	1,605	2,213	3,212
Loss on redemption of Mandatorily Redeemable Convertible Trust Preferred Securities	—	—	—	4,811

Income before income taxes	9,509	11,346	20,970	13,856
Provision for income taxes	3,995	4,550	8,719	5,727
Distributions on Mandatorily Redeemable Convertible Trust Preferred Securities, net of taxes	—	—	—	900

Income from continuing operations	5,514	6,796	12,251	7,229
Loss from discontinued operations, net of taxes	22	144	8	287

Net income	$5,492	$6,652	$12,243	$6,942

Earnings per share – basic
Income from continuing operations	$0.18	$0.23	$0.40	$0.24
Loss from discontinued operations	—	0.01	—	0.01

Net income	$0.18	$0.22	$0.40	$0.23

Earnings per share – diluted
Income from continuing operations	$0.18	$0.22	$0.40	$0.24
Loss from discontinued operations	—	0.01	—	0.01

Net income	$0.18	$0.21	$0.40	$0.23

Weighted average shares outstanding
Basic	30,565,749	30,123,331	30,545,366	29,610,260
Diluted	30,903,831	31,122,272	30,948,095	33,866,822

Cash dividends per share	$0.03	$0.03	$0.06	$0.06

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	March 31
	2006	2006
(In thousands)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$95,730	$147,850
Accounts receivable, net	263,386	267,916
Inventories, net	63,340	53,004
Deferred income taxes	7,720	10,418
Prepaid expenses and other current assets	4,281	3,447
Assets of discontinued operations	445	437

Total current assets	434,902	483,072
Goodwill	191,427	191,854
Intangible assets, net	10,218	11,854
Investments in affiliated companies	16,684	18,821
Other non-current assets	29,649	28,311
Property and equipment, net	26,334	27,928

Total assets	$709,214	$761,840

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$242,180	$238,493
Accrued liabilities	31,001	40,901
Current portion of long-term debt	179	59,587
Liabilities of discontinued operations	740	872

Total current liabilities	274,100	339,853
Deferred income taxes	16,168	16,059
Other non-current liabilities	21,903	20,752
Shareholders’ equity Common shares	9,093	9,076
Capital in excess of stated value	116,021	113,972
Retained earnings	270,666	260,255
Unearned compensation on restricted stock awards	—	(168)
Accumulated other comprehensive income	1,263	2,041

Total shareholders’ equity	397,043	385,176

Total liabilities and shareholders’ equity	$709,214	$761,840

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	September 30
	2006	2005
(In thousands)
Operating activities:
Net income	$12,243	$6,942
Add: Loss from discontinued operations	8	287

Income from continuing operations	12,251	7,229
Adjustments to reconcile income from continuing operations to net cash provided by operating activities (net of effects from business acquisition):
Loss on redemption of Mandatorily Redeemable Convertible Trust Preferred Securities	—	4,811
Gain on sale of investment in affiliated company	—	(144)
Loss on disposal of plant and equipment	1	175
Depreciation	1,471	1,907
Amortization	3,472	2,910
Deferred income taxes	2,807	(1,678)
Stock based compensation	1,230	—
Excess tax benefit from exercise of stock options	(44)	—
Changes in working capital:
Accounts receivable	4,602	(16,068)
Inventories	(10,336)	(5,171)
Accounts payable	3,687	33,699
Accrued liabilities	(9,856)	998
Other changes, net	(834)	10
Other non-cash adjustments	944	1,285

Total adjustments	(2,856)	22,734

Net cash provided by operating activities	9,395	29,963

Investing activities:
Acquisition of business, net of cash acquired	—	(27,784)
Acquisition of property and equipment	(1,409)	(1,009)
Proceeds from escrow settlement	423	—

Net cash used for investing activities	(986)	(28,793)

Financing activities:
Redemption of Mandatorily Redeemable Convertible Trust Preferred Securities	—	(107,536)
Dividends paid	(1,833)	(1,779)
Proceeds from issuance of common stock	778	4,599
Principal payment under long term obligations	(59,481)	(141)
Excess tax benefit from exercise of stock options	44	—

Net cash used for financing activities	(60,492)	(104,857)

Effect of foreign currency fluctuations on cash	111	673

Cash flows used for continuing operations	(51,972)	(103,014)
Cash flows of discontinued operations
Operating cash flows	(148)	(862)
Investing cash flows	—	—
Financing cash flows	—	—

Net decrease in cash	(52,120)	(103,876)
Cash at beginning of period	147,850	241,880

Cash at end of period	$95,730	$138,004